Contact:

Marc P. Applebaum

Chief Financial Officer

Q.E.P. Co., Inc.

(561) 994-5550

Q.E.P. CO., INC., REPORTS FISCAL 2004 THIRD-QUARTER

AND NINE-MONTHS FINANCIAL RESULTS

2004 Third-Quarter Results Highest For Any Three-Month Period

Net Income Up 58% on a 13% Sales Increase

BOCA RATON, FL—January 8, 2004—Q.E.P. CO, INC. (Nasdaq: QEPC), today announced financial results for the fiscal 2004 third quarter and nine months ended November 30, 2003.

For the fiscal 2004 third quarter, net sales reached a single quarter record high of $36.6 million compared with $32.4 million for the corresponding period last fiscal year—a 13.0 percent increase. For the nine months of fiscal 2004, net sales were up 9.1 percent to $105.8 million from $97.0 million during the same period last fiscal year. Included in the foregoing sales is a favorable effect from the charge in foreign exchange rates of $1.4 million and $3.7 million, respectively for the three and nine months ended November 30, 2003. Net income, however, for these periods was not materially affected.

For the three and nine-month periods, the gross profit margin remained consistent with last year’s results.

Operating income in the 2004 third quarter improved 27.9 percent to $2.1 million over the comparable period last year when the Company earned approximately $1.6 million. For the fiscal 2004 nine months, operating income was negatively impacted by a $617,000 charge taken in the first quarter for the early repayment of $4.5 million of subordinated debt. Despite this charge, net income increased 5.1 percent to $5.5 million from fiscal 2003’s $5.2 million. Excluding the first quarter charge, operating income for fiscal 2004 would have been $6.1 million, an increase of 16.9 percent over the same period last year.

Interest expense in the 2004 third quarter decreased 48.5 percent to $264,000, compared with the prior-year period, as a result of the Company’s repayment of its subordinated debt facility and principal reduction in its senior debt. For the fiscal 2004 nine months, interest expense decreased 10.2 percent compared with the same nine- month period last year, notwithstanding a $270,000 prepayment penalty associated with

Flooring Tools and Accessories for the World

Q.E.P. Co., Inc. A NASDAQ Listed Company

the aforementioned repayment of the subordinated debt in the first quarter of the fiscal year.

The Company’s net income for the quarter was $1.1 million, or $0.30 per diluted share, compared with $664,000, or $0.20 per diluted share during the same quarter last year, an increase of 58.5 percent. For the fiscal 2004 nine-month period, the Company’s net income was $2.4 million, or $0.70 per diluted share, compared with $2.2 million, or $0.64 per diluted share before the cumulative effect of a change in accounting principle. For the fiscal 2003 nine-month period, after the $3.0 million cumulative effect of a change in accounting principle relating to impairment of goodwill that took effect in the first quarter of fiscal 2003, the Company reported a loss of $874,000, or $0.25 per diluted share. Excluding the prepayment of the subordinated debt, net income for the fiscal 2004 nine-month period improved 38.4 percent to $3.0 million, or $0.86 per diluted share, compared with last year’s $2.2 million, or $0.64 per diluted share, excluding the cumulative effect of the change in accounting principle.

A reconciliation of the Company’s diluted earnings per share follows:

	Nine Months Ended November 30,
	2003	2002
Earnings (loss) per common share—diluted:
GAAP earnings (loss) per common share	$0.70	$(0.25)
Charge related to early repayment of $4.5 million of subordinated debt	0.18	—
Interest prepayment penalty of subordinated debt	0.08	—
Cumulative effect of change in accounting principal	—	0.89
Provision for income taxes related to repayment of subordinated debt	(0.10)	—

	$0.86	$0.64

Lewis Gould, Q.E.P.’s chairman and chief executive officer, stated: “We are pleased with fiscal 2004’s third-quarter and nine-month financial results and are extremely optimistic about the Company’s business outlook. Exclusive of any unforeseen negative economic or social events or unusual items occurring, the Company is well positioned to achieve the high end of its previously announced earning’s guidance for fiscal 2004 of $1.08 – $1.12 diluted earnings per share.

The Company will be hosting a conference call today at 10:00 a.m. Eastern Time to discuss this press release and answer questions. To participate in the conference call, please dial 800-922-0755 5 to 10 minutes before the call is scheduled to begin. You will find the financial information that will be discussed during the conference call on Q.E.P.’s website at www.qep.com in the Investor Relations section.

Certain statements in this press release, including statements regarding business outlook, earnings growth and our expectations regarding revenue in future periods and earnings per share, are forward-looking statements, which are made pursuant to the safe-harbor provisions of the Securities Litigation Reform Act of 1995. The forward-looking statements are made only as of the date of this report and are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in the forward-looking statements and from historical results of operations. Among the risks and uncertainties that could cause such a difference are the Company’s assumptions relating to the expected growth in sales of its products, the continued success of initiatives with certain of the Company’s customers, the success of the Company’s sales and marketing efforts, and improvements in productivity and cost reductions. A more detailed discussion of risks attendant to the forward-looking statements included in this press release are set forth in the “Forward-Looking Statements” section of the Company’s Annual Report on Form 10-K for the year ended February 28, 2003, filed with the Securities and Exchange Commission (“SEC”), and in other reports already filed with the SEC.

-Financial Information Follows-

Q.E.P. CO., INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS AND NINE MONTHS ENDED NOVEMBER 30, 2003 AND 2002

(All figures in thousands, except per-share data, and figures are unaudited)

	Three Months Ended		Nine Months Ended
	November 30, 2003	November 30, 2002	November 30, 2003	November 30, 2002
Net Sales	$36,565	$32,351	$105,764	$96,951
Cost of goods sold	$24,030	$21,193	$69,308	$63,680

Gross profit	$12,535	$11,158	$36,456	$33,271
Costs and expenses
Shipping	$3,480	$2,895	$9,783	$8,838
General and administrative	$3,224	$2,987	$9,280	$8,521
Selling and marketing	$3,472	$3,571	$10,732	$10,378
Other expense, net	$260	$63	$1,166	$305

Operating income	$2,099	$1,642	$5,495	$5,229
Interest expense, net	$264	$514	$1,320	$1,470

Income before provision for income taxes and cumulative effect of change in accounting principle	$1,835	$1,128	$4,175	$3,759
Provision for income taxes	$783	$464	$1,732	$1,585

Net income before cumulative effect of change in accounting principle	$1,052	$664	$2,443	$2,174
Cumulative effect of change in accounting principle	$—	$—	$—	$(3,048)

Net income (loss)	$1,052	$664	$2,443	$(874)

Basic earnings (loss) per common share:
Income before cumulative effect of change in accounting principle	$0.31	$0.20	$0.72	$0.64
Cumulative effect of change in accounting principle	—	—	—	(0.89)

Net income (loss)	$0.31	$0.20	$0.72	$(0.25)

Diluted earnings (loss) per common share:
Income before cumulative effect of change in accounting principle	$0.30	$0.20	$0.70	$0.64
Cumulative effect of change in accounting principle	—	—	—	(0.89)

Net income (loss)	$0.30	$0.20	$0.70	$(0.25)

CONSOLIDATED BALANCE SHEETS NOVEMBER 30, 2003 AND FEBRUARY 28, 2003 (All figures in thousands and figures are unaudited)
	November 30, 2003	February 28, 2003
ASSETS
Current assets	$51,119	$51,700
Property and equipment, net	$7,262	$6,443
Other assets	$14,099	$14,382

Total Assets	$72,480	$72,525

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities (including current portion of long-term debt)	$36,747	$39,890
Long-term debt and other liabilities	$9,445	$9,520
Shareholders’ equity	$26,288	$23,115

Total Liabilities and Shareholders’ Equity	$72,480	$72,525

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